Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224304

PROSPECTUS

ALPHATEC HOLDINGS, INC.

36,129,060 Shares of Common Stock

This prospectus covers the sale or other disposition from time to time of up to 36,129,060 shares of our common stock, $0.0001 par value per share (“Common Stock”), including:

•	3,265,132 shares of Common Stock (the “Merger Closing Shares”) issued to certain Selling Stockholders (as defined below) in connection with that certain Agreement and Plan of Merger, dated March 6, 2018 (the “Merger Agreement”), among the Company, SafeOp Surgical, Inc. (“SafeOp”), and certain other parties, pursuant to which SafeOp was acquired by the Company by merger (the “Merger”);

•	987,578 shares of Common Stock (the “Merger Note Shares”) issuable upon conversion of certain convertible notes of the Company issued in the Merger (the “Merger Notes”);

•	1,330,263 shares of Common Stock issuable to certain Selling Stockholders (the “Milestone Shares”) underlying rights to acquire Common Stock issuable upon achievement of certain post-closing milestones in connection with the Merger;

•	2,200,000 shares of Common Stock (the “Merger Warrant Shares”) issuable to certain Selling Stockholders upon exercise of certain warrants of the Company issued in the Merger (the “Merger Warrants”);

•	14,349,236 shares of Common Stock (the “Series B Preferred Conversion Shares”) issuable to certain Selling Stockholders upon conversion of shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued to certain investors identified herein as Selling Stockholders in that certain private placement that closed on March 8, 2018 (the “Private Placement”);

•	12,196,851 shares of Common Stock (the “Private Placement Shares”) issuable to certain Selling Stockholders upon exercise of certain warrants of the Company issued in the Private Placement (the “Private Placement Warrants”); and

•	1,800,000 shares of Common Stock (the “New Warrant Shares”) issuable to a Selling Stockholder upon exercise of certain warrants of the Company (the “New Warrants”) issued or issuable pursuant to that certain Warrant Exercise Agreement, dated March 8, 2018 (the “Warrant Exercise Agreement”), between the Company and such Selling Stockholder (the “Warrant Holder”).

In addition, this prospectus relates to an undetermined number of additional shares of our Common Stock issued or then issuable upon any stock split, dividend, or other distribution, recapitalization or similar event with respect to the foregoing, that may be offered from time to time by the Selling Stockholders.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Alphatec is not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our Common Stock by the Selling Stockholders, other than any proceeds from the cash exercise of the Merger Warrants, the Private Placement Warrants or the New Warrants by the Selling Stockholders to purchase shares of our Common Stock which are registered for resale by the Selling Stockholders under this prospectus.

We have paid the fees and expenses incident to the registration of the shares of Common Stock for sale by the Selling Stockholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ATEC.” On April 11, 2018, the last reported sale price of our Common Stock was $3.47 per share.

Investing in our securities involves risk. Please see “Risk Factors” on page 4 for a discussion of certain risks that you should consider in connection with an investment in the securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 11, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners. As used in this prospectus, unless the context otherwise requires, all references to “we,” “us,” “our,” the “Company” and “Alphatec,” are to Alphatec Holdings, Inc., a Delaware corporation, and its subsidiaries, collectively. All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.atecspine.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below (and any amendments thereto) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been sold by the Selling Stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Current Reports on Form 8-K or 8-K/A filed on March 12, 2018, April 16, 2018, and April 27, 2018;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 9, 2018;

•	our Definitive Proxy Statement filed on Schedule 14A on April 25, 2018, relating to our Annual Meeting of Stockholders to be held May 17, 2018; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on May 26, 2006, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost to you, by writing or calling us at the following address:

Alphatec Holdings, Inc.

Attention: Corporate Secretary

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, including information in documents incorporated by reference in this prospectus, includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, may relate to the discussion of our business strategies and our expectations concerning future operations and business plans, our future growth strategy, including our plans to expand, develop, or acquire particular operations or businesses, margins, profitability, trends, investing, financing activities for our future liquidity and capital resources, and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “could,” “project,” “potential,” “continue” and other similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Such risks and other factors include those listed in the “Risk Factors” incorporated by reference into this prospectus from our Annual Report on Form 10-K, as updated by subsequent reports.

You should read this prospectus, and the documents that we reference in this prospectus and which have been filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any issuance or sale of our common shares. Except as required by law, we do not assume any obligation to update any forward-looking statements.

RISK FACTORS

Please carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of their Common Stock under this prospectus, including the Common Stock underlying the Series B Preferred Stock, the Merger Warrants, and the Private Placement Warrants. We will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

SELLING STOCKHOLDERS

Shares Issued to Certain Selling Stockholders in the Merger

On March 6, 2018, the Company and its newly-created wholly-owned subsidiary, Safari Merger Sub, Inc. (“Sub”), entered into the Merger Agreement with SafeOp, certain key stockholders of SafeOp, and a stockholder representative. The Merger Agreement provided for the Merger, which was consummated on March 8, 2018, in which Sub was merged into SafeOp, with SafeOp being the surviving corporation and a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, the Company paid to the former stockholders of SafeOp $15 million in cash, the Merger Closing Shares, the Merger Notes that are convertible into the Merger Shares and the Merger Warrants to purchase the Merger Warrant Shares at an exercise price of $3.50 per share. An additional 443,421 shares of Common Stock are issuable upon achievement of certain post-closing milestones (the “First Milestone Merger Shares”), and 886,842 shares of Common Stock are issuable upon achievement of certain additional post-closing milestones (the “Second Milestone Merger Shares”). The Merger Closing Shares, Merger Note Shares, Merger Warrant Shares, First Milestone Merger Shares, and Second Milestone Merger Share are referred to collectively as the “Merger Shares.” The closing of the Merger (the “Closing”) occurred simultaneous with the closing and funding of the Private Placement described below.

Prior to the Merger there were no material relationships between the Company and SafeOp or any affiliates of the Company and SafeOp. The Merger Agreement contains customary representations, warranties and covenants by SafeOp and the Company, as well as customary indemnification provisions among the parties.

Shares Issued to Certain Selling Stockholders in the Private Placement

On March 8, 2018, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company sold in the Private Placement to certain institutional and accredited investors (collectively, the “Purchasers”), including certain directors and executive officers of the Company, at a purchase price of $1,000 per share, 45,200 shares (the “Series B Preferred Shares”) of its newly designated Series B Preferred Stock, and the Private Placement Warrants to purchase the Private Placement Warrant Shares at an exercise price of $3.50 per share.

The Series B Preferred Shares will be converted automatically into the Series B Preferred Conversion Shares at a conversion price of $3.15 per share (subject to adjustment as described below and in the Series B Designation of Rights (as defined below)) upon approval by the Company’s stockholders (the “Stockholder Approval”) at the 2018 Annual Meeting of Stockholders as required in accordance with the Nasdaq rules described below. The Private Placement Warrants will become exercisable following Stockholder Approval, are subject to certain ownership limitations in certain cases, and expire five years after the date of the Stockholder Approval. The Series B Preferred Conversion Shares and the Private Placement Warrant Shares are referred to collectively as the “Private Placement Shares.”

The aggregate gross proceeds from the Private Placement were $45.2 million. The Company used a portion of the Private Placement proceeds to fund the cash consideration paid in the Merger. The Company intends to use the balance of the net proceeds from the Private Placement for general corporate and working capital purposes, and to fund additional strategic initiatives.

The rights and preferences of the Series B Preferred Stock are designated by the Company’s Board of Directors in the Certificate of Designation of Preferences, Rights, and Limitations of the Series B Preferred Stock of Alphatec Holdings, Inc. (the “Series B Designation of Rights”).

Each share of Series B Preferred Stock has $0.0001 par value per share and a stated value of $1,000, with the aggregate stated value of all shares of Series B Preferred Stock being $45.2 million.

The Series B Preferred Stock will be entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of Common Stock or other securities. In addition, until the earlier of the date there are no shares of Series B Preferred Stock outstanding, or one year from the effective date of this registration statement, the conversion price in respect of the Series B Preferred Stock is also subject to anti-dilution protection adjustment in the event the Company issues securities at an effective price less than the initial conversion price thereof, subject to certain exceptions. If the Stockholder Approval is not obtained, the shares of Series B Preferred Stock will not become convertible, and will remain outstanding in accordance with the terms of the Series B Designation of Rights.

Except as otherwise required by law, the holders of Series B Preferred Stock will have no right to vote on matters submitted to a vote of the Company’s stockholders. Without the prior written consent of 75% of the outstanding shares of Series B Preferred Stock, however, the Company may not: (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Designation of Rights; (b) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock; (c) increase the number of authorized shares of Series B Preferred Stock; or (d) enter into any agreement with respect to any of the foregoing.

In the event of the dissolution and winding up of the Company, the proceeds available for distribution to the Company’s stockholders shall be distributed pari passu among the holders of the shares of Common Stock and Series B Preferred Stock, pro rata based upon the number of shares held by each such holder, as if the outstanding shares of Series B Preferred Stock were converted into shares of Common Stock.

Shares Issued to a Selling Stockholder in Connection with the Warrant Exercise Agreement

On March 8, 2018, the Company entered into the Warrant Exercise Agreement with the Warrant Holder to purchase up to an aggregate of 2.4 million shares of Common Stock, at an exercise price of $2.00 per share (the “Original Warrant”). Pursuant to the terms of the Warrant Exercise Agreement, the Warrant Holder agreed to exercise, from time to time and in accordance with the terms of the Original Warrant, including certain beneficial ownership limitations set forth therein, the Original Warrant for cash (the “Warrant Exercise”). As a result of the Warrant Exercise, the Company received gross proceeds of $3.4 million on March 8, 2018 from the exercise of 1.7 million shares under the Original Warrant, and expects to receive additional gross proceeds of up to $1.4 million thereafter from additional exercises of the remaining shares under the Original Warrant following Stockholder Approval. The Company expects to use the net proceeds from the exercise of the Original Warrant for general corporate and working capital purposes and to fund strategic initiatives.

Pursuant to the terms of the Warrant Exercise Agreement, and in order to induce the Warrant Holder to exercise the Original Warrant, the Company issued the New Warrants to the Warrant Holder. The New Warrants entitle the Warrant Holder to purchase a number of shares of Common Stock equal to 75% of the number of shares of Common Stock received by the Warrant Holder upon the full cash exercise of the Original Warrant (i.e., 75% of 2,400,000 shares of Common Stock, or 1,800,000 shares of Common Stock). The terms of the New Warrants are substantially similar to the terms of the Private Placement Warrants, and have an exercise price of $3.50 per share.

The New Warrants will become exercisable following Stockholder Approval, are subject to certain ownership limitations, and expire five years after the date of Stockholder Approval.

Registration Rights Agreement

In connection with the Private Placement, the Merger, and the Warrant Exercise Agreement, the Company entered into a registration rights agreement (as amended, the “Registration Rights Agreement”) with the Purchasers, the former stockholders of SafeOp, and the Warrant Holder (collectively, the “Holders”), effective as of the Closing. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the SEC (the “Resale Registration Statement”) by April 16, 2018 for purposes of registering the resale of the Private Placement Shares, the Merger Shares, and the New Warrant Shares. This prospectus is part of the Resale Registration Statement filed in furtherance of our obligations under the Registration Rights Agreement.

Support Agreements

In connection with the Private Placement, the Merger and the Warrant Exercise Agreement, certain stockholders of the Company then comprising a majority of the outstanding shares of Common Stock entered into support agreements (the “Support Agreements”) pursuant to which such stockholders agreed to vote all shares of Common Stock owned by them in favor of the Company’s issuances of the Merger Shares in connection with the Merger, Private Placement Shares in connection with the Private Placement, and New Warrant Shares in connection with the New Warrants. Accordingly, a sufficient number of stockholders signed the Support Agreements to ensure approval of the Company’s issuance of the Merger Shares in connection with the Merger, the Private Placement Shares in connection with the Private Placement, and the New Warrant Shares in connection with the New Warrants.

Stockholder Approval Requirements

The Company’s issuances of Merger Shares, Private Placement Shares and New Warrant Shares are subject to the Stockholder Approval requirements summarized below. Until we have obtained Stockholder Approval, we will not issue Merger Shares, Private Placement Shares or New Warrant Shares in excess of 19.9% of the issued and outstanding shares of Common Stock of the Company prior to the Merger and Private Placement. Also, until Stockholder Approval has been obtained, the Company will not issue any Private Placement Shares to any “Insiders” of the Company (officers, directors, employees, consultants), at prices less than the fair market value of the Company’s Common Stock. Accordingly, the Company will not issue any Merger Note Shares, Second Milestone Shares, Merger Warrant Shares, Series B Conversion Shares, Private Placement Warrant Shares or New Warrant Shares until we have obtained Stockholder Approval.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) and we are subject to the Nasdaq Listing Rules (“Nasdaq Rules”) governing listing requirements (Section 5500 of the Nasdaq Rules for securities listed on the Capital Market) and corporate governance (Section 5600 of the Nasdaq Rules) of companies with securities listed on Nasdaq. Pursuant to the terms of both the Merger Agreement and the Securities Purchase Agreement, we have covenanted to obtain approval of our stockholders as may be required by the Nasdaq Rules.

Nasdaq Rules 5635(a), (b) and (d), apply to the issuance of shares of our Common Stock (or securities convertible into or exercisable for Common Stock):

(A) representing more than 19.99% of the outstanding Common Stock or voting power of the Company in connection with: (i) the acquisition of SafeOp pursuant to the Merger; (ii) the Company’s issuance of shares of Common Stock upon the conversion of the of Series B Preferred Stock and related exercise of the Private Placement Warrants; and (iii) the Company’s issuance of shares of Common Stock upon the exercise of the New Warrants;

(B) in connection with the Securities Purchase Agreement to Insiders at less than market prices; and

(C) in connection with the Merger, the Securities Purchase Agreement and the Warrant Exercise Agreement that could result in a Nasdaq Change in Control.

Common Stock issuances referred to in (A) through (C) above would occur with respect to:

•	the conversion of the Merger Notes, the exercise of the Merger Warrants, and the potential issuance of the Second Milestone Merger Shares, all in connection with the Merger;

•	the automatic conversion of the Series B Preferred Stock and the exercise of the Private Placement Warrants in connection with the Private Placement; and

•	the exercise of the New Warrants.

Nasdaq Listing Rule 5635(a) (the “20% Acquisition Rule”) requires that an issuer obtain stockholder approval prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock: (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The issuance of the Merger Closing Shares, and the potential issuance of the First Milestone Merger Shares, represent issuances by the Company of less than 19.99% of our issued and outstanding Common Stock, and thus could be effected prior to and without Stockholder Approval. However, for purposes of analyzing application of the Nasdaq stockholder approval rules, and compliance with Nasdaq Rule 5635(a) in particular, the Company is aggregating the Merger Shares, the Private Placement Shares and the New Warrant Shares. The proceeds from the sale of the Series B Preferred Stock and the Private Placement Warrants were used, in part, to finance the Merger, and the Merger Shares were issued as part of the consideration paid to the former stockholders of SafeOp in connection with the Merger. Thus, the conversion of the Merger Notes, the exercise of the Merger Warrants and the potential issuance of the Second Milestone Merger Shares (all in connection with the Merger), the automatic conversion of the Series B Preferred Stock and the exercise of the Private Placement Warrants in connection with the Private Placement, and the exercise of the New Warrants will result in the issuance of our Common Stock representing in excess of 20% of the voting power, and 20% of the number of shares of our Common Stock, in each case, outstanding, before the Merger and the Private Placement.

Nasdaq Listing Rule 5635(d) (the “20% Private Placement Rule”) requires that an issuer obtain stockholder approval prior to the issuance of common stock if such issuance is for less than the greater of book or market value of the common stock and would equal 20% or more of the common stock or voting power of the issuer outstanding before the issuance. The conversion price of the Series B Preferred Stock is less than the greater of the book or market value of our Common Stock immediately before we entered into the Securities Purchase Agreement. In addition, the terms of the Series B Preferred Stock and the Securities Purchase Agreement include anti-dilution adjustments that could result in a reduction of the conversion price, or the issuance of additional shares of Common Stock, in the future. Furthermore, the issuance of our Common Stock upon conversion of the Series B Preferred Stock and exercise of the Private Placement Warrants will exceed 20% of our Common Stock currently outstanding.

Nasdaq Listing Rule 5635(c) (the “Insider Equity Compensation Rule”) requires that we obtain stockholder approval prior to issuing shares of common stock to Insiders of the Company at less than market price, including issuance of our Common Stock upon conversions of the Series B Preferred Stock at the current conversion price of $3.15 per share, and potential anti-dilution issuances of Common Stock to any such Insiders pursuant to the provisions of the Securities Purchase Agreement. Accordingly, Stockholder Approval will include approval at the Company’s Annual Meeting to issue the Series B Preferred Conversion Shares, the Private Placement Warrant Shares, and shares of Common Stock pursuant to any anti-dilution protection provisions of the Securities Purchase Agreement or Series B Designation of Rights, to Insiders of the Company, when Common Stock is issued in such transactions at less than market value.

In addition, Nasdaq Listing Rule 5635(b) requires prior stockholder approval for issuances of securities that could result in a “change of control” of the issuer (the “Change of Control Rule”). Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power, and such ownership or voting power of an issuer would be the largest ownership position of the issuer (a “Nasdaq Change of Control”). Upon securing Stockholder Approval and triggering the automatic conversion of the Series B Preferred Stock, L-5 Healthcare Partners, LLC (“L-5 Healthcare”), as the lead purchaser in the Private Placement, would own in excess of 20% of the outstanding shares of Common Stock or voting power of the Company. Stockholder Approval is necessary to satisfy the requirements of the Change of Control Rule, as that rule would be triggered by the issuance of Common Stock to L-5 Healthcare upon conversion of its Series B Preferred Stock and the exercise of its Private Placement Warrants.

Selling Stockholders

This prospectus covers the public resale of the shares of Common Stock owned or to be acquired by the Purchasers in connection with the Private Placement, by the former SafeOp stockholders in connection with the Merger, and by the Warrant Holder listed in the table below as the selling stockholders (together with their transferees, pledgees, donees, or successors, the “Selling Stockholders”). The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock owned by them identified in the table. The Selling Stockholders may sell some, all or none of the shares covered by this prospectus, and they and we make no representation that the shares will be offered for sale. The table below presents information regarding the Selling Stockholders and the shares that they may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the number of shares of Common Stock beneficially owned by the Selling Stockholders prior to the sale of the shares covered by this prospectus;

•	the number of shares of Common Stock that may be offered by the Selling Stockholders pursuant to this prospectus;

•	the number of shares of Common Stock to be beneficially owned by the Selling Stockholders and their affiliates following the sale of any shares covered by this prospectus; and

•	the percentage of our issued and outstanding Common Stock to be beneficially owned by the Selling Stockholders and their affiliates following the sale of all shares owned by the particular Selling Stockholder covered by this prospectus.

All information with respect to Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders and is as of April 11, 2018. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in this section, each of the Selling Stockholders and its affiliates identified herein have sole voting and dispositive power with respect to the Common Stock reported as beneficially owned by it. Because the Selling Stockholders may sell some or all of the shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Stockholders in the future. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that each Selling Stockholder will sell all of the shares owned beneficially by it listed in the table below that are covered by this prospectus.

Under the terms of the Private Placement Warrants and the New Warrants, the Selling Stockholders, unless they elect otherwise, may not exercise the Private Placement Warrants or the New Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed the applicable beneficial ownership limitation set forth therein (4.99% or, at the election of the holder, 9.99%) (the “Beneficial Ownership Limitation”), excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Private Placement Warrants or the New Warrants which have not been exercised. However, the number of shares in the second column of the table below assumes full exercise of the Private Placement Warrants and the New Warrants held by the Selling Stockholders, and does not reflect the application of the Beneficial Ownership Limitation to the exercise of the Private Placement Warrants and the New Warrants as set forth in this paragraph.

The third column of the table lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the Merger Closing Shares, (ii) the Merger Note Shares, (iii) the Milestone Shares, (iv) the Merger Warrant Shares, without regard to any limitations on the exercise of the Merger Warrants, (v) the Series B Conversion Preferred Shares, (vi) the Private Placement Warrant Shares, without regard to any limitations on the exercise of the Private Placement Warrants, (vii) the New Warrant Shares, without regard to any limitations on the exercise of the New Warrants and (viii) an indeterminate number of additional shares of Common Stock issued or then issuable upon any stock split, dividend, or other distribution, recapitalization or similar event with respect to the forgoing. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution,” below.

Beneficial ownership for the purposes of the table is determined in accordance with the rules and regulations of the SEC. The SEC rules regarding beneficial ownership determination generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. At our 2018 Annual Meeting of Stockholders, we are seeking Stockholder Approval of the issuance of Merger Note Shares, Milestone Shares, Merger Warrant Shares, Series B Preferred Conversion Shares, Private Placement Warrant Shares and New Warrant Shares, all as described above. Certain stockholders of the Company comprising a majority of the outstanding shares of Common Stock entered into the Support Agreement in connection with the Merger the Private Placement and the Warrant Exercise Agreement as describe above. However, notwithstanding the Support Agreements, we cannot determine with certainty at this time whether, or if, Stockholder Approval will be secured within 60 days of the date of this registration statement. For purposes only of the table calculations presented below, we assume that the Company will secure the Stockholder Approval, and that the Selling Stockholders are therefore the beneficial owners of all Merger Shares, Private Placement Shares and New Warrant Shares. Except as disclosed in the table, we believe that the Selling Stockholders and their affiliates identified herein possess sole voting and investment power over all shares of Common Stock shown as beneficially owned by such Selling Stockholders and affiliates.

SELLING STOCKHOLDERS TABLE

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Available Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Tullis Dickerson Capital Focus III, LP	3,021,651	(1)	3,021,651	(1)	—	—
Tullis Growth Fund, L.P.	2,057,065	(2)	2,057,065	(2)	—	—
Robert Snow	228,986	(3)	228,986	(3)	—	—
Richard O’Brien	228,986	(4)	228,986	(4)	—	—
Lighthouse Holdings Corporation	707,321	(5)	707,321	(5)	—	—
Eugene Santa Cattarina	314,253	(6)	314,253	(6)	—	—
Christopher Brown	62,365	(7)	62,365	(7)	—	—
Mark D’Addato	96,833	(8)	96,833	(8)	—	—
James L.L. Tullis	114,429	(9)	114,429	(9)	—	—
Bulger Partners	275,327	(10)	275,327	(10)	—	—
Michael Russell	18,850	(11)	18,850	(11)	—	—
Jim Russell	18,850	(12)	18,850	(12)	—	—
Zachary Levine	27,504	(13)	27,504	(13)	—	—
Warren Eng	27,504	(14)	27,504	(14)	—	—
Curt LaBelle	55,860	(15)	55,860	(15)	—	—
Tsontcho Ianchulev	4,416	(16)	4,416	(16)	—	—
Donald Charney	1,669	(17)	1,669	(17)	—	—
John Murkin	2,741	(18)	2,741	(18)	—	—
John Shambroom	1,681	(19)	1,681	(19)	—	—
Daniel Stashuk	1,561	(20)	1,561	(20)	—	—
M. Reza Kharrazi, MD	14,633	(21)	14,633	(21)	—	—
Thomas J. Neff	55,609	(22)	55,609	(22)	—	—
Andrew L. Kahn	27,804	(23)	27,804	(23)	—	—
William C. Weldon	139,024	(24)	139,024	(24)	—	—
Matthew Motley	27,804	(25)	27,804	(25)	—	—
Corsema LLC	250,243	(26)	250,243	(26)	—	—
Niraj A. Gupta	1,622,469	(27)	555,000	(27)	1,067,469	1.7%
Sabby Volatility Warrant Master Fund, Ltd.	1,687,525	(28)(29)	687,525	(29)	1,000,000	1.6%
Broadfin Healthcare Master Fund, Ltd.	2,055,557	(30)	2,055,557	(30)	—	—
Stonepine Capital, L.P.	1,761,905	(31)	1,761,905	(31)	—	—
L-5 Healthcare Partners, LLC	14,682,540	(32)	14,682,540	(32)	—	—
Woods 1994 Family Partnership	2,174,604	(33)(34)	1,174,604	(34)	1,000,000	1.6%
Mortimer Berkowitz III	3,284,833	(35)(36)	234,922	(36)	3,049,911	4.9%
Porcupine Investment Partners, LLC(37)	634,922	(38)(39)	234,922	(39)	400,000	*
Patrick S. Miles	2,414,737	(40)(41)	587,303	(41)	1,827,434	3.0%
Terry Rich	822,996	(42)(43)	186,175	(43)	636,821	1.0%
IRA Resources FBO Terry Rich	107,477	(44)	107,477	(44)	—	—
Craig Hunsaker	932,997	(45)(46)	293,652	(46)	639,345	1.0%
Michael T. Dendinger	46,985	(47)	46,985	(47)	—	—
Brian Snider	203,919	(48)(49)	58,732	(49)	145,187	*
Scott Lish	29,367	(50)	29,367	(50)	—	—
Tyson Marshall	33,211	(51)(52)	23,493	(52)	9,718	*
Luiz Pimenta	587,301	(53)	587,303	(53)	—	—

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Available Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Lance Denardin	138,750	(54)	138,750	(54)	—	—
Gregory L. Rhinehart	41,622	(55)(56)	24,668	(56)	16,934		*
IRA Resources FBO Jeffrey G. Black	130,552	(57)(58)	29,367	(58)	101,187		*
Jon Allen	326,242	(59)(60)	29,367	(60)	296,875		*
Lukpartners, LLC	396,827	(61)	146,827	(61)	250,000		*
Mital Sheth	113,414	(62)(63)	73,414	(63)	40,000		*
Joan W. Rosenfeld Trust F/B/O Lawrence W. Rosenfeld, Lawrence W. Rosenfeld Trustee	58,732	(64)	58,732	(64)	—	—
Hammana Partners LP	58,732	(65)	58,732	(65)	—	—
BLR Partners	623,601	(66)(67)	296,000	(67)	327,601		*
Yves Istel	476,000	(68)	296,000	(68)	180,000		*
Robert Katz	39,367	(69)	29,367	(69)	10,000		*
David B. Salb Trust UAD 3/28/2014, David B Salb, Trustee	201,750	(70)	101,750	(70)	100,000		*
Vishal Ghiya	205,557	(71)	205,557	(71)	—	—
Samir K. Patel	484,922	(72)(73)	234,922	(73)	250,000		*
Amit M. Patel	346,827	(74)(75)	146,827	(75)	200,000		*
Peter Popjevalo	85,923	(76)	52,858	(76)	33,065		*
Andrew Haber	117,462	(77)	117,462	(77)	—	—
Kantilal K. Patel	376,192	(78)(79)	176,192	(79)	200,000		*
Manish K. Patel	390,874	(80)(81)	190,874	(81)	200,000		*
John P. Curtin, Jr.	217,462	(82)(83)	117,462	(83)	100,000		*
Jean-Paul Weber	58,732	(84)	58,732	(84)	—	—
Blackfin Funds Inc.	197,462	(85)	117,462	(85)	80,000		*
Neal Wadhera	30,158	(86)	23,492	(86)	6,666		*
Samit Patel	29,367	(87)	29,367	(87)	—	—
J & B Device and Equipment, LLC	88,097	(88)	88,097	(88)	—	—
Abdel Zaharan	58,732	(89)	58,732	(89)	—	—
Milan Kalawadia	80,732	(90)	58,732	(90)	22,000		*
Mark Ojeda	62,032	(91)	58,732	(91)	3,300		*
Eric Sokolowski	255,557	(92)	220,150	(92)	35,407		*
Armistice Capital Master Fund Ltd.	6,850,000	(93)(94)	1,800,000	(94)	5,050,000	7.9%

(*)	Less than 1% of issued and outstanding shares beneficially owned.
(1)	Includes 1,239,985 Merger Closing Shares, 395,902 Merger Note Shares, 503,818 Milestone Shares and 881,946 Merger Warrant Shares. James L.L. Tullis controls the general partner of Tullis Dickerson Capital Focus III, LP and therefore may be deemed to beneficially own the shares held by Tullis Dickerson Capital Focus III, LP. Mr. Tullis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(2)	Includes 900,734 Merger Closing Shares, 287,586 Merger Note Shares, 228,094 Milestone Shares and 640,651 Merger Warrant Shares. James L.L. Tullis controls the general partner of Tullis Growth Fund, L.P. and therefore may be deemed to beneficially own the shares held by Tullis Growth Fund, L.P. Mr. Tullis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(3)	Includes 81,309 Merger Closing Shares, 25,777 Merger Note Shares, 64,477 Milestone Shares and 57,423 Merger Warrant Shares.

(4)	Includes 81,309 Merger Closing Shares, 25,777 Merger Note Shares, 64,477 Milestone Shares and 57,423 Merger Warrant Shares.
(5)	Includes 303,442 Merger Closing Shares, 96,882 Merger Note Shares, 91,172 Milestone Shares and 215,825 Merger Warrant Shares.
(6)	Includes 98,350 Merger Closing Shares, 30,993 Merger Note Shares, 115,864 Milestone Shares and 69,046 Merger Warrant Shares.
(7)	Includes 20,728 Merger Closing Shares, 6,547 Merger Note Shares, 20,507 Milestone Shares and 14,583 Merger Warrant Shares.
(8)	Includes 28,881 Merger Closing Shares, 9,079 Merger Note Shares, 38,649 Milestone Shares and 20,224 Merger Warrant Shares.
(9)	Includes 51,564 Merger Closing Shares, 16,464 Merger Note Shares, 9,726 Milestone Shares and 36,675 Merger Warrant Shares.
(10)	Includes 168,907 Merger Closing Shares and 106,420 Milestone Shares.
(11)	Includes 7,945 Merger Closing Shares, 2,537 Merger Note Shares, 2,717 Milestone Shares and 5,651 Merger Warrant Shares.
(12)	Includes 7,945 Merger Closing Shares, 2,537 Merger Note Shares, 2,717 Milestone Shares and 5,651 Merger Warrant Shares.
(13)	Includes 11,445 Merger Closing Shares, 3,654 Merger Note Shares, 4,265 Milestone Shares and 8,140 Merger Warrant Shares.
(14)	Includes 11,445 Merger Closing Shares, 3,654 Merger Note Shares, 4,265 Milestone Shares and 8,140 Merger Warrant Shares.
(15)	Includes 20,124 Merger Closing Shares, 6,425 Merger Note Shares, 14,998 Milestone Shares and 14,313 Merger Warrant Shares.
(16)	Includes 1,567 Merger Closing Shares, 500 Merger Note Shares, 1,235 Milestone Shares and 1,114 Merger Warrant Shares.
(17)	Includes 427 Merger Closing Shares, 136 Merger Note Shares, 803 Milestone Shares and 303 Merger Warrant Shares.
(18)	Includes 590 Merger Closing Shares, 188 Merger Note Shares, 1,544 Milestone Shares and 419 Merger Warrant Shares.
(19)	Includes 448 Merger Closing Shares, 143 Merger Note Shares, 772 Milestone Shares and 318 Merger Warrant Shares.
(20)	Includes 237 Merger Closing Shares, 76 Merger Note Shares, 1,080 Milestone Shares and 168 Merger Warrant Shares.
(21)	Includes 2,222 Merger Closing Shares, 710 Merger Note Shares, 10,121 Milestone Shares and 1,580 Merger Warrant Shares.
(22)	Includes 25,058 Merger Closing Shares, 8,001 Merger Note Shares, 4,727 Milestone Shares and 17,823 Merger Warrant Shares.
(23)	Includes 12,529 Merger Closing Shares, 4,000 Merger Note Shares, 2,634 Milestone Shares and 8,911 Merger Warrant Shares.
(24)	Includes 62,647 Merger Closing Shares, 20,002 Merger Note Shares, 11,817 Milestone Shares and 44,558 Merger Warrant Shares.
(25)	Includes 12,529 Merger Closing Shares, 4,000 Merger Note Shares, 2,634 Milestone Shares and 8,911 Merger Warrant Shares.
(26)	Includes 112,765 Merger Closing Shares, 36,004 Merger Note Shares, 21,270 Milestone Shares and 80,204 Merger Warrant Shares.
(27)	Includes 300,000 Series B Conversion Preferred Shares and 255,000 Private Placement Warrant Shares.
(28)	Includes 405,400 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(29)	Includes 371,635 Series B Conversion Preferred Shares and 315,890 Private Placement Warrant Shares.
(30)	Includes 1,111,112 Series B Conversion Preferred Shares and 944,445 Private Placement Warrant Shares.
(31)	Includes 952,381 Series B Conversion Preferred Shares and 809,524 Private Placement Warrant Shares.

(32)	Includes 7,936,508 Series B Conversion Preferred Shares and 6,746,032 Private Placement Warrant Shares. Paul Segal is the manager of L-5 Healthcare Partners, LLC and accordingly may be deemed to beneficially own the shares held by L-5 Healthcare Partners, LLC. Mr. Segal disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(33)	Includes 500,000 shares of common stock issuable upon exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(34)	Includes 634,921 Series B Conversion Preferred Shares and 539,683 Private Placement Warrant Shares.
(35)	Includes 898,098 shares held by HealthpointCapital Partners, L.P. and 1,750,880 shares held by HealthpointCapital Partners II, L.P. Mr. Berkowitz is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P. and he is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, L.P., and therefore Mr. Berkowitz may be deemed to beneficially own the shares held by HealthpointCapital Partners, L.P. and HealthpointCapital Partners II, L.P. Mr. Berkowitz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Also includes 933 shares owned by Mr. Berkowitz’s spouse. Also includes 200,000 shares issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(36)	Includes 126,985 Series B Conversion Preferred Shares and 107,937 Private Placement Warrant Shares.
(37)	Mr. Berkowitz is the managing member of Porcupine Investment Partners, LLC and may therefore be deemed to beneficially own the shares held by Porcupine Investment Partners, LLC.
(38)	Includes 200,000 shares issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(39)	Includes 126,985 Series B Conversion Preferred Shares and 107,937 Private Placement Warrant Shares.
(40)	Includes 250,000 shares of common stock held by MOM, LLC as well as 250,000 shares of common stock issuable upon the exercise of warrants held by MOM, LLC. Mr. Miles is the manager of MOM, LLC and therefore may be deemed to beneficially own such shares.
(41)	Includes 317,461 Series B Conversion Preferred Shares and 269,842 Private Placement Warrant Shares.
(42)	Includes 325,000 shares of common stock issuable upon exercise of options or warrants that have vested or will vest within 60 days of April 11, 2018. Also includes 50,000 restricted stock units that will vest within 60 days of April 11, 2018.
(43)	Includes 100,635 Series B Conversion Preferred Shares and 85,540 Private Placement Warrant Shares.
(44)	Includes 58,096 Series B Conversion Preferred Shares and 49,381 Private Placement Warrant Shares.
(45)	Includes 320,477 shares of common stock issuable upon exercise of options or warrants that have vested or will vest within 60 days of April 11, 2018. Also includes 57,774 restricted stock units that will vest within 60 days of April 11, 2018.
(46)	Includes 158,731 Series B Conversion Preferred Shares and 134,921 Private Placement Warrant Shares.
(47)	Includes 25,397 Series B Conversion Preferred Shares and 21,588 Private Placement Warrant Shares.
(48)	Includes 73,437 shares of common stock issuable upon exercise of options or warrants that have vested or will vest within 60 days of April 11, 2018. Also includes 18,750 restricted stock units that will vest within 60 days of April 11, 2018.
(49)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(50)	Includes 15,874 Series B Conversion Preferred Shares and 13,493 Private Placement Warrant Shares.
(51)	Includes 4,062 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days of April 11, 2018.
(52)	Includes 12,699 Series B Conversion Preferred Shares and 10,794 Private Placement Warrant Shares.
(53)	Includes 317,461 Series B Conversion Preferred Shares and 269,842 Private Placement Warrant Shares.
(54)	Includes 75,000 Series B Conversion Preferred Shares and 63,750 Private Placement Warrant Shares.
(55)	Includes 7,291 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days of April 11, 2018.
(56)	Includes 13,334 Series B Conversion Preferred Shares and 11,334 Private Placement Warrant Shares.
(57)	Includes 48,437 shares of common stock issuable upon exercise of options or warrants that have vested or will vest within 60 days of April 11, 2018. Also includes 18,750 restricted stock units that will vest within 60 days of April 11, 2018.
(58)	Includes 15,874 Series B Conversion Preferred Shares and 13,493 Private Placement Warrant Shares.

(59)	Includes 153,125 shares of common stock issuable upon exercise of options or warrants that have vested or will vest within 60 days of April 11, 2018. Also includes 18,750 restricted stock units that will vest within 60 days of April 11, 2018.
(60)	Includes 15,874 Series B Conversion Preferred Shares and 13,493 Private Placement Warrant Shares.
(61)	Includes 79,366 Series B Conversion Preferred Shares and 67,461 Private Placement Warrant Shares.
(62)	Includes 20,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(63)	Includes 39,683 Series B Conversion Preferred Shares and 33,731 Private Placement Warrant Shares.
(64)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(65)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(66)	Includes 100,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(67)	Includes 160,000 Series B Conversion Preferred Shares and 136,000 Private Placement Warrant Shares.
(68)	Includes 160,000 Series B Conversion Preferred Shares and 136,000 Private Placement Warrant Shares.
(69)	Includes 15,874 Series B Conversion Preferred Shares and 13,493 Private Placement Warrant Shares.
(70)	Includes 55,000 Series B Conversion Preferred Shares and 46,750 Private Placement Warrant Shares.
(71)	Includes 111,112 Series B Conversion Preferred Shares and 94,445 Private Placement Warrant Shares.
(72)	Includes 125,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(73)	Includes 126,985 Series B Conversion Preferred Shares and 107,937 Private Placement Warrant Shares.
(74)	Includes 100,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(75)	Includes 79,366 Series B Conversion Preferred Shares and 67,461 Private Placement Warrant Shares.
(76)	Includes 28,572 Series B Conversion Preferred Shares and 24,286 Private Placement Warrant Shares.
(77)	Includes 63,493 Series B Conversion Preferred Shares and 53,969 Private Placement Warrant Shares.
(78)	Includes 100,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(79)	Includes 95,239 Series B Conversion Preferred Shares and 80,953 Private Placement Warrant Shares.
(80)	Includes 100,000 shares of common stock issuable upon the exercise of warrants that have vested or will vest within 60 days of April 11, 2018.
(81)	Includes 103,175 Series B Conversion Preferred Shares and 87,699 Private Placement Warrant Shares.
(82)	Includes 38,700 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 50,000 shares of common stock issuable upon exercises of warrants that have vested or will vest within 60 days of April 11, 2018.
(83)	Includes 63,493 Series B Conversion Preferred Shares and 53,969 Private Placement Warrant Shares.
(84)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(85)	Includes 63,493 Series B Conversion Preferred Shares and 53,969 Private Placement Warrant Shares.
(86)	Includes 12,698 Series B Conversion Preferred Shares and 10,794 Private Placement Warrant Shares.
(87)	Includes 15,874 Series B Conversion Preferred Shares and 13,493 Private Placement Warrant Shares.
(88)	Includes 47,620 Series B Conversion Preferred Shares and 40,477 Private Placement Warrant Shares.
(89)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(90)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(91)	Includes 31,747 Series B Conversion Preferred Shares and 26,985 Private Placement Warrant Shares.
(92)	Includes 119,000 Series B Conversion Preferred Shares and 101,150 Private Placement Warrant Shares.
(93)	Includes 1,857,586 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 700,000 shares of common stock issuable upon exercises of warrants that have vested or will vest within 60 days of April 11, 2018.
(94)	Includes 1,800,000 New Warrant Shares.

Each time a Selling Stockholder sells any securities offered by this prospectus, the Selling Stockholder is required to provide you with this prospectus and, to the extent required, a related prospectus supplement containing specific information about such Selling Stockholder and the terms of the securities being offered in the manner required by the Securities Act. Any prospectus supplement will, to the extent required, set forth the following information with respect to the Selling Stockholder:

•	the name of the Selling Stockholder;

•	the nature of any position, office or other material relationship that the Selling Stockholder has had within the last three years with us, our predecessors or any of our affiliates;

•	the amount of Common Stock owned by the Selling Stockholder prior to the offering;

•	the amount of Common Stock to be offered for the Selling Stockholder’s account; and

•	the amount and (if one percent or more) the percentage of Common Stock to be beneficially owned by the Selling Stockholder after the completion of the offering.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time a Selling Stockholder offers or sells Common Stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of material terms of our Common Stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our articles of incorporation, bylaws and the Series B Designation of Rights, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

As of April 11, 2018, our authorized capital stock was as follows:

•	200,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,548,990 shares are issued and outstanding; and

In addition, as of April 11, 2018:

•	At least 14,349,236 shares of Common Stock were reserved for issuance pursuant to the conversion of our Series B Preferred Stock;

•	At least 16,196,851 shares of Common Stock were reserved for issuance pursuant to the Warrants

•	At least 987,578 shares of Common stock were reserved for issuance pursuant to the Merger Notes; and

•	At least 1,330,263 shares of the Common Stock were reserved for issuance as Milestone Shares.

In addition to the descriptions set forth below, please refer to our other publicly filed documents incorporated herein by reference, which describe our other outstanding preferred stock, warrants, registration rights, equity incentive plans and other securities.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of Common Stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock can elect all of the members of the Board of Directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of Common Stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Common Stock will be entitled to dividends in the amounts and at the times declared by our Board of Directors in its discretion out of funds legally available for the payment of dividends.

Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of Common Stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of Common Stock are fully paid and non-assessable. Our Common Stock is traded on Nasdaq under the symbol “ATEC.”

Stockholder Agreements

The Securities Purchase Agreement provides L-5 Healthcare the right to appoint (i) up to two members of the Board of Directors of the Company (the “Board”) for so long as the L-5 Group (as defined below) continues to hold collectively at least 12.5% of the Company’s fully diluted Common Stock, and (ii) one member of the Board for so long as the L-5 Group continues to hold collectively at least 7.5% of the Company’s fully diluted

Common Stock but less than 12.5% of the Company’s fully diluted Common Stock. The Securities Purchase Agreement also provides that one member of the Board appointed by L-5 Healthcare, as applicable, shall be permitted to attend as an observer any meetings of traditional Board committees.

Additionally, pursuant to the terms of the Securities Purchase Agreement, the Company granted to L-5 Healthcare and its affiliates and their respective members, stockholders, owners, equity holders and family members (collectively, the “L-5 Group”), so long as the L-5 Group continues to hold collectively at least 12.5% of the Company’s fully diluted Common Stock, the right to purchase, on the terms and subject to the conditions set forth in the Securities Purchase Agreement, each such stockholder’s pro rata share of any shares of Common Stock or securities exercisable for or convertible into Common Stock issued by the Company, other than such securities issued in any exempt issuance specified in the Securities Purchase Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare, Inc., with a mailing address of 480 Washington Ave., Jersey City, NJ 07310.

Preferred Stock

As of the date of this prospectus, we have 20,000,000 shares of authorized preferred stock, of which 15,245 have been designation as Series A Preferred Stock, 4,044 of which are currently outstanding, and 45,200 have been designated as Series B Convertible Preferred Stock, 45,200 of which are currently outstanding. At the direction of our Board of Directors, we may issue shares of preferred stock from time to time. Our Board of Directors may, without any action by holders of our Common Stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Common Stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

Series A Convertible Preferred Stock

The following is a summary of the terms of the Series A Designation of Rights filed with the Secretary of State of the State of Delaware in March 2017. A total of 15,245 shares of Series A Convertible Preferred Stock are authorized for issuance and a total of 4,043.3460 shares of Series A Convertible Preferred Stock are outstanding as of April 11, 2018. The shares of Series A Convertible Preferred Stock have a stated value of $1,000 per share and are convertible into shares of our common stock at an initial conversion price of $2.00 per share.

Holders of the Series A Convertible Preferred Stock are entitled to dividends on an as-if converted basis in the same form as any dividends actually paid on shares of our common stock.

The shares of Series A Convertible Preferred Stock will be convertible, at the option of each holder, at any time or from time to time into shares of our common stock at the conversion price in effect at the time of conversion, except that, subject to certain limited exceptions, no holder of Series A Convertible Preferred Stock may convert the Series A Convertible Preferred Stock if, after giving effect to the conversion, the holder and all affiliated persons would own beneficially more than 4.99% of our common stock (subject to adjustment up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us). The initial conversion price of $2.00 is subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other recapitalization affecting our common stock.

Except as otherwise required by law, the holders of Series A Convertible Preferred Stock have no right to vote on matters submitted to a vote of our stockholders. Without the affirmative vote of the holders of 75% of the outstanding shares of Series A Convertible Preferred Stock, however, we may not: (1) amend our restated certificate of incorporation, as amended, (including the Certificate of Designation) in a manner adverse to the Series A Convertible Preferred Stock; (ii) increase the number of authorized shares of preferred stock, or (iii) enter into any agreement with respect to any of the foregoing.

In the event of the dissolution and winding up of the Company, the proceeds available for distribution to the Company’s stockholders shall be distributed pari passu among the holders of the shares of Common Stock and Series A Convertible Preferred Stock, pro rata based upon the number of shares held by each such holder, as if the outstanding shares of Series A Convertible Preferred Stock were convertible, and were converted, into shares of Common Stock.

Series B Convertible Preferred Stock

The following is a summary of the terms of the Series B Designation of Rights filed with the Secretary of State of the State of Delaware on March 8, 2018 in connection with closing the Private Placement. We encourage you to read the Series B Designation of Rights thoroughly; the following summary is qualified in its entirety by reference to the actual terms contained in the Series B Designation of Rights.

A total of 45,200 shares of Series B Preferred Stock are authorized for issuance under the Series B Designation of Rights. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into approximately 317 shares of the Company’s Common Stock at a conversion price per share of $3.15. Until the date that Stockholder Approval is obtained, the Purchasers will be unable to convert their Series B Preferred Shares into Common Stock, in accordance with Nasdaq rules and regulations. Upon Stockholder Approval, the Series B Preferred Shares will automatically convert into shares of Common Stock.

The Series B Preferred Stock will be entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of Common Stock or other securities.

The initial conversion price of $3.15 is subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification or other recapitalization affecting the Common Stock. In addition, until the earlier of the date there are no shares of Series B Preferred Stock outstanding, or one year from the effective date of the Resale Registration Statement, the conversion price is also subject anti-dilution protection adjustment in the event the Company issues securities at an effective price less than the initial conversion price, subject to certain exceptions. If the Company’s stockholders do not approve the conversion feature of the Series B Preferred Stock, the shares of Series B Preferred Stock will not become convertible, and will remain outstanding in accordance with the terms of the Series B Designation of Rights.

Except as otherwise required by law, the holders of Series B Preferred Stock will have no right to vote on matters submitted to a vote of the Company’s stockholders. Without the prior written consent of 75% of the outstanding shares of Series B Preferred Stock, however, the Company may not: (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Designation of Rights; (b) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock; (c) increase the number of authorized shares of Series B Preferred Stock; or (d) enter into any agreement with respect to any of the foregoing.

In the event of the dissolution and winding up of the Company, the proceeds available for distribution to the Company’s stockholders shall be distributed pari passu among the holders of the shares of Common Stock and Series B Preferred Stock, pro rata based upon the number of shares held by each such holder, as if the outstanding shares of Series B Preferred Stock were convertible, and were converted, into shares of Common Stock.

DESCRIPTION OF WARRANTS

As explained above under “Selling Stockholders,” in connection with the Merger, the Company granted to the former stockholders of SafeOp the Merger Warrants, granted the Private Placement Warrants in connection with the Private Placement, and granted the New Warrants in connection with the Warrant Exercise Agreement. The Merger Warrants, Private Placement Warrants and New Warrants are sometimes referred to collectively herein as the “Warrants.” Each Warrant may be exercised for the purchase of one share of Common Stock for $3.50 per share (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization). The Warrants may not be exercised until we have obtained Stockholder Approval. The Warrants are exercisable for cash for a term of five years from the date of Stockholder Approval. Unless a holder elects otherwise, the holder of a Warrant is restricted from the exercise of the Warrant or any portion thereof held by such holder, to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation.

PLAN OF DISTRIBUTION

We are registering an aggregate of 36,129,060 shares of Common Stock held by or issuable to the Selling Stockholders identified in this prospectus pursuant to registration rights granted to the Selling Stockholders under certain agreements. We are also registering an indeterminate number of shares of Common Stock that may be issued in the future pursuant to provisions of the Securities Purchase Agreement, Series B Designation of Rights, and the Warrants to prevent dilution resulting from stock splits, stock dividends, dilutive issuances, or similar transactions.

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company is also required to pay certain fees and expenses in connection with any underwritten offering under the Registration Rights Agreement.

Selling Stockholders may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of the date on which (i) with respect to the Selling Stockholders other than L-5 Healthcare, the securities may be resold by such Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, (ii) the securities have been previously sold in accordance with Rule 144 or any other rule of similar effect and new certificates for them not bearing a legend restricting transfer shall have been delivered by the Company or (iii) all of the securities have been sold pursuant to this prospectus. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered in this prospectus. The Selling Stockholders will bear any brokerage commissions and similar selling expenses that may result from their resale of the shares of Common Stock offered in this prospectus.

Some of the underwriters, dealers or agents used by the Selling Stockholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or the Selling Stockholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the Selling Stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such Selling Stockholders for certain expenses.

Any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by the Selling Stockholders for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

To comply with the securities laws of some states, if applicable, the securities may be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Durham Jones & Pinegar, P.C., Salt Lake City, Utah, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016, and for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in the their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst and Young LLP’s report, given on their authority as experts in accounting and auditing.

Mayer Hoffman McCann P.C., independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2017, and for the year ended December 31, 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on their authority as experts in accounting and auditing.

Nanavaty, Nanavaty & Davenport, LLP, independent public accounting firm, has audited the consolidated financial statements of SafeOP Surgical, Inc. as of and for the years ended December 31, 2017 and 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The SafeOp Surgical, Inc. financial statements are incorporated by reference in reliance on Nanavaty, Nanavaty & Davenport, LLP’s reports, given on their authority as experts in auditing and accounting.